Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of March 30, 2026, Hennessy Capital Investment Corp. VIII, a Cayman Islands exempted company limited by shares (“HCIC” or the “company”), had the following three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): HCIC’s (i) units, consisting of one Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”) and one right to receive one-twelfth (1/12) of one Class A ordinary share upon the consummation of an initial business combination (a “share right”), (ii) Class A ordinary shares and (iii) share rights. In addition, this Description of Securities also contains a description of the Company’s Class B ordinary shares, par value $0.0001 per share (“Class B ordinary shares” or “founder shares”), which are not registered pursuant to Section 12 of the Exchange Act but are convertible into Class A ordinary shares. The description of the Class B ordinary shares is necessary to understand the material terms of Class A ordinary shares.

Pursuant to HCIC’s amended and restated memorandum and articles of association, HCIC is authorized to issue (i) 220,000,000 ordinary shares, par value $0.0001 per share, consisting of 200,000,000 Class A ordinary shares, and 20,000,000 Class B ordinary shares, and (ii) 1,000,000 preference shares, par value $0.0001 per share. The following description summarizes the material terms of HCIC’s securities registered under Section 12 of the Exchange Act and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, HCIC’s amended and restated memorandum and articles of association and the share rights agreement, dated February 4, 2026, that HCIC entered into with Odyssey Transfer and Trust Company, as share rights agent, each of which is incorporated by reference as an exhibit to HCIC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Report”) of which this Exhibit 4.2 is a part.

Defined terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Report.

Units

Public Shareholders’ Units

Each unit has an offering price of $10.00 and consists of one Class A ordinary share and one right to receive one-twelfth (1/12) of one Class A ordinary share upon the consummation of an initial business combination. HCIC will not issue fractional shares in connection with an exchange of share rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Cayman Islands law. As a result, holders must hold rights in multiples of 12 in order to receive shares for all of their rights upon closing of an initial business combination.

The Class A ordinary shares and share rights comprising the units began separate trading on March 30, 2026, and holders of units have the option to continue to hold units or separate their units into the component securities. Holders will need to have their brokers contact HCIC’s transfer agent, Odyssey Transfer and Trust Company, in order to separate the units into Class A ordinary shares and share rights. Additionally, the units will automatically separate into their component parts and will not be traded after completion of HCIC’s initial business combination.

Private Placement Units

Simultaneously with the closing of HCIC’s initial public offering, HCIC consummated the sale of an aggregate of 671,000 private placement units to HCIC’s sponsor at a price of $10.00 per private placement unit, generating gross proceeds of $6,710,000. The private placement units are identical to the units sold in HCIC’s initial public offering except that, so long as they are held by HCIC’s sponsor or their permitted transferees, the private placement units (including their component securities) (i) may not (including the Class A ordinary shares issuable upon conversion of the underlying private placement rights), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of HCIC’s initial business combination and (ii) will be entitled to registration rights.

Ordinary Shares

As of March 27, 2026, 35,513,515 ordinary shares are issued and outstanding, including:

●	24,150,000 Class A ordinary shares underlying the units offered in HCIC’s initial public offering;

●	671,000 Class A ordinary shares underlying the private placement units as part of the private placement; and

●	10,692,515 Class B ordinary shares held by HCIC’s initial shareholders.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. However, only holders of Class B ordinary shares will have the right to (i) appoint or remove directors in any election held prior to or in connection with the completion of HCIC’s initial business combination, meaning that holders of Class A ordinary shares will not have the right to appoint any directors until after the completion of HCIC’s initial business combination and (ii) continue the company in a jurisdiction outside the Cayman Islands (including any special resolution required to adopt new constitutional documents as a result of HCIC approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). The provisions of HCIC’s amended and restated memorandum and articles of association governing these matters prior to its initial business combination may only be amended by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of HCIC’s initial business combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the company, voting together as a single class. On any other matter submitted to a vote of HCIC’s shareholders prior to or in connection with the completion of its initial business combination, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of HCIC’s shareholders except as required by law. Unless otherwise specified in HCIC’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of HCIC’s ordinary shares that are represented in person or by proxy and are voted is required to approve any such matter voted on by its shareholders, voting together as a single class. Approval of certain actions will require a special resolution under HCIC’s amended and restated memorandum and articles of association and under Cayman Islands law, which (except as outlined above) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the company, voting together as a single class, and includes a unanimous written resolution, and pursuant to HCIC’s amended and restated memorandum and articles of association, such actions include amending HCIC’s amended and restated memorandum and articles of association (other than the provisions referred to above) and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the shares entitled to vote and voted for the appointment of directors can appoint all of the directors. HCIC’s shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because HCIC’s amended and restated memorandum and articles of association authorize the issuance of up to 200,000,000 Class A ordinary shares, if HCIC were to enter into a business combination, it may (depending on the terms of such a business combination) be required to increase the number of ordinary shares which it is authorized to issue at the same time as its shareholders vote on the business combination to the extent HCIC seeks shareholder approval in connection with its initial business combination.

In accordance with Nasdaq corporate governance requirements, HCIC is not required to hold an annual general meeting until no later than one year after its first fiscal year end following its listing on Nasdaq. As an exempted company, there is no requirement under the Companies Act for HCIC to hold annual or extraordinary general meetings to appoint directors. HCIC may not hold an annual general meeting to appoint new directors prior to the consummation of HCIC’s initial business combination.

HCIC will provide its public shareholders with the opportunity to redeem all or a portion of their shares upon the completion of its initial business combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of its initial business combination, including interest earned on the funds held in the trust account (net of permitted withdrawals), divided by the number of then outstanding public shares, subject to the limitations described herein. The per share amount HCIC will distribute to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions HCIC will pay to the Deferred Underwriter. The redemption right will include the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify itself in order to validly redeem its shares. Each public shareholder may elect to redeem its public shares irrespective of whether they vote for or against, or vote at all in connection with, the proposed transaction. HCIC’s initial shareholders, officers and directors have entered into a letter agreement with HCIC, pursuant to which they agreed to waive their redemption rights with respect to any founder shares, private placement shares and any public shares held by them in connection with the completion of HCIC’s initial business combination. Permitted transferees of HCIC’s sponsor, initial shareholders, officers or directors will be subject to the same obligations. Unlike many blank check companies that hold shareholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by applicable law or stock exchange listing requirements, if a shareholder vote is not required by applicable law or stock exchange listing requirements and HCIC does not decide to hold a shareholder vote for business or other reasons, HCIC will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing its initial business combination. HCIC’s amended and restated memorandum and articles of association require these tender offer documents to contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a shareholder approval of the transaction is required by applicable law or stock exchange rules, or HCIC decides to obtain shareholder approval for business or other reasons, HCIC will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If HCIC seeks shareholder approval, unless a different vote is required by applicable law or stock exchange rules, HCIC will complete its initial business combination only if it receives approval pursuant to an ordinary resolution under its amended and restated memorandum and articles of association and under Cayman Islands law, which requires the affirmative vote of a simple majority of the shareholders who attend and vote at a general meeting of the company, voting together as a single class, and includes a unanimous written resolution. However, the participation of HCIC’s sponsor, officers, directors or any of their respective affiliates in privately-negotiated transactions, if any, could result in the approval of HCIC’s initial business combination even if a majority of its public shareholders vote, or indicate their intention to vote, against such business combination. For purposes of seeking approval of the majority of HCIC’s outstanding ordinary shares, non-votes will have no effect on the approval of its initial business combination once a quorum is obtained. HCIC intends to give approximately 30 days (but not less than 20 days nor more than 60 days) prior written notice of any such meeting, if required, at which a vote shall be taken to approve its initial business combination. Assuming that only the holders of one-third of HCIC’s issued and outstanding ordinary shares, representing a quorum under its amended and restated memorandum and articles of association, vote their shares at a general meeting of the company, HCIC will not need any public shares in addition to its founder shares to be voted in favor of an initial business combination in order to approve an initial business combination. These quorum and voting thresholds and the agreement of HCIC’s initial shareholders may make it more likely that HCIC will consummate its initial business combination.

If HCIC seeks shareholder approval of its initial business combination and does not conduct redemptions in connection with its initial business combination pursuant to the tender offer rules, HCIC’s amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from redeeming more than an aggregate of 15% of the shares sold in HCIC’s initial public offering, without HCIC’s prior consent, which HCIC refers to as the “Excess Shares.” However, HCIC would not be restricting shareholders’ ability to vote all of their shares (including Excess Shares) for or against HCIC’s initial business combination. Shareholders’ inability to redeem the Excess Shares will reduce their influence over HCIC’s ability to complete its initial business combination, and such shareholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such shareholders will not receive redemption distributions with respect to the Excess Shares if HCIC completes the business combination. As a result, such shareholders will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell their ordinary shares in open market transactions, potentially at a loss.

If HCIC seeks shareholder approval, it will complete its initial business combination only if it receives approval pursuant to an ordinary resolution under its amended and restated memorandum and articles of association and under Cayman Islands law, which requires the affirmative vote of a simple majority of the shareholders who attend and vote at a general meeting of the company, voting together as a single class, and includes a unanimous written resolution. In such case, HCIC’s initial shareholders, officers and directors have (and their permitted transferees, as applicable, will agree) agreed to vote any founder shares and any public shares held by them in favor of HCIC’s initial business combination (except that any public shares such parties may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act would not be voted in favor of approving the business combination transaction). As a result, in addition to HCIC’s initial shareholders’ founder shares and private placement shares held by its sponsor, HCIC would need 6,393,244, or 26.5%, of the 24,150,000 public shares sold in HCIC’s initial public offering to be voted in favor of its initial business combination (assuming all issued and outstanding shares are voted, the option to purchase additional units is not exercised and the parties to the letter agreement do not acquire any Class A ordinary shares) in order to have such initial business combination approved. Assuming that only the holders of one-third of HCIC’s issued and outstanding ordinary shares, representing a quorum under its amended and restated memorandum and articles of association, vote their shares at a general meeting of the company, HCIC will not need any public shares in addition to its founder shares to be voted in favor of an initial business combination in order to approve an initial business combination. These quorum and voting thresholds and the agreement of HCIC’s initial shareholders may make it more likely that HCIC will consummate its initial business combination. Additionally, each public shareholder may elect to redeem its public shares irrespective of whether such shareholder votes for or against, or votes at all in connection with, the proposed transaction.

Pursuant to HCIC’s amended and restated memorandum and articles of association, if HCIC is unable to complete its initial business combination within the completion window, HCIC will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but no more than ten business days thereafter, subject to lawfully available funds therefor, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of HCIC’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to HCIC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. HCIC’s initial shareholders, officers and directors have entered into a letter agreement with HCIC, pursuant to which they agreed to waive their rights to liquidating distributions from the trust account with respect to any founder shares and private placement shares held by them if HCIC fails to complete its initial business combination within the completion window. However, if HCIC’s sponsor or any of its officers or directors acquires public shares after its initial public offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if HCIC fails to complete its initial business combination within the completion window.

In the event of a liquidation, dissolution or winding up of the company after a business combination, HCIC’s shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. HCIC shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that HCIC will provide its shareholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the consummation of HCIC’s initial business combination, including interest earned on the funds held in the trust account (net of permitted withdrawals), upon the completion of HCIC’s initial business combination, subject to the limitations described herein.

Founder Shares

The founder shares, designated as Class B ordinary shares, are identical to the Class A ordinary shares included in the units sold in its initial public offering, except that: (1) only holders of the founder shares have the right to vote on the appointment and removal of directors and on continuing the company in a jurisdiction outside the Cayman Islands prior to HCIC’s initial business combination; (2) the founder shares are subject to certain transfer restrictions, as described in more detail below; (3) HCIC’s initial shareholders, officers and directors have entered into a letter agreement with HCIC, pursuant to which they agreed to waive: (a) their redemption rights with respect to any founder shares, private placement shares and any public shares held by them in connection with the completion of HCIC’s initial business combination; (b) their redemption rights with respect to any founder shares, private placement shares and public shares held by them in connection with a shareholder vote to approve an amendment to HCIC’s amended and restated memorandum and articles of association: (i) to modify the substance or timing of HCIC’s obligation to provide for the redemption of HCIC’s public shares in connection with an initial business combination or to redeem 100% of HCIC’s public shares if HCIC has not consummated its initial business combination within the completion window or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (c) their rights to liquidating distributions from the trust account with respect to any founder shares and private placement shares held by them if HCIC fails to complete its initial business combination within the completion window (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if HCIC fails to complete its initial business combination within the completion window); (4) the founder shares automatically convert into Class A ordinary shares at the time of HCIC’s initial business combination, or at any time prior thereto at the option of the holder thereof, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described herein; and (5) the holders of founder shares are entitled to registration rights. If HCIC submits its initial business combination to its public shareholders for a vote, HCIC’s initial shareholders, officers and directors have agreed (and their permitted transferees, as applicable, will agree) to vote any founder shares, private placement shares and any public shares held by them in favor of HCIC’s initial business combination (except that any public shares such parties may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act would not be voted in favor of approving the business combination transaction). The founder shares are automatically forfeited if the holder of such founder shares is no longer providing services to HCIC or its sponsor, as applicable, prior to HCIC’s initial business combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of HCIC’s initial business combination, or at any time prior thereto at the option of the holder thereof, on a one-for-one basis, subject to adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in HCIC’s initial public offering and related to the closing of HCIC’s initial business combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 30.1% of the total number of all ordinary shares outstanding upon completion of HCIC’s initial public offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with HCIC’s initial business combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial business combination or any private placement-equivalent units issued to HCIC’s sponsor or its affiliates upon conversion of loans made to HCIC). This structure is unlike the structure of similar blank check companies, which often provide that the Class B ordinary shares would equal 20% of the outstanding ordinary shares upon the completion of the offering.

Subject to certain exceptions, pursuant to a letter agreement dated February 4, 2026, entered into with HCIC, HCIC’s sponsor, officers and directors agreed not to transfer, assign or sell any founder shares held by them until 180 days after completion of HCIC’s initial business combination. Notwithstanding the foregoing, if HCIC completes a liquidation, merger, stock exchange, reorganization or other similar transaction after HCIC’s initial business combination that results in all of HCIC’s public shareholders having the right to exchange their ordinary shares for cash, securities or other property, the founder shares will be released from the lock-up.

Register of Members

Under Cayman Islands law, HCIC must keep a register of members and there should be entered therein:

●	the names and addresses of the members of the company, a statement of the shares held by each member, which:

●	distinguishes each share by its number (so long as the share has a number);

●	confirms the amount paid, or agreed to be considered as paid, on the shares of each member; confirms the number and category of shares held by each member; and

●	confirms whether each relevant category of shares held by a member carries voting rights under the articles of association;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders, including the right to appoint or remove directors, in respect of their shares to vote at general meetings of the company on all or substantially all matters. Under Cayman Islands law, the register of members of HCIC is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position.

Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Preference shares

HCIC’s amended and restated memorandum and articles of association authorizes 1,000,000 preference shares and provides that preference shares may be issued from time to time in one or more series. HCIC’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. HCIC’s board of directors is able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of HCIC’s board of directors to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of HCIC or the removal of existing management. HCIC has no preference shares outstanding at the date hereof. Although HCIC does not currently intend to issue any preference shares, it cannot assure investors that it will not do so in the future.

Share Rights

Except in cases where HCIC is not the surviving company in a business combination, each holder of a share right will automatically receive one-twelfth (1/12) of one Class A ordinary share upon consummation of HCIC’s initial business combination, even if the holder of a share right redeemed all Class A ordinary shares held by it in connection with the initial business combination or an amendment to HCIC’s amended and restated memorandum and articles of association with respect to HCIC’s pre-business combination activities. In the event HCIC will not be the surviving company upon completion of HCIC’s initial business combination, each holder of a share right will be required to affirmatively convert its share rights in order to receive the one-twelfth (1/12) of one Class A ordinary share underlying each share right upon consummation of the business combination. No additional consideration will be required to be paid by a holder of share rights in order to receive its additional Class A ordinary shares upon consummation of an initial business combination. The shares issuable upon exchange of the share rights will be freely tradable (except to the extent held by affiliates of HCIC). If HCIC enters into a definitive agreement for a business combination in which HCIC will not be the surviving entity, the definitive agreement will provide for the holders of share rights to receive the same per share consideration the holders of the Class A ordinary shares will receive in the transaction on an as-converted-into ordinary share basis.

HCIC will not issue fractional shares in connection with an exchange of share rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Cayman Islands law. As a result, holders must hold share rights in multiples of 12 in order to receive shares for all of their share rights upon closing of a business combination. If HCIC is unable to complete an initial business combination within the required time period and HCIC liquidates the funds held in the trust account, holders of share rights will not receive any of such funds with respect to their share rights, nor will they receive any distribution from HCIC’s assets held outside of the trust account with respect to such share rights, and the share rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the share rights upon consummation of an initial business combination. Additionally, in no event will HCIC be required to net cash settle the share rights. Accordingly, the share rights may expire worthless.

HCIC’s share right agreement provides that, subject to applicable law, (i) any action, proceeding or claim against HCIC arising out of or relating in any way to the share right agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that HCIC irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. HCIC will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. With respect to any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder, HCIC notes, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Notwithstanding the foregoing, these provisions of the share right agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of HCIC’s share rights shall be deemed to have notice of and to have consented to the forum provisions in HCIC’s share right agreement. If any action, the subject matter of which is within the scope of the forum provisions of the share right agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of HCIC’s share rights, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such share right holder in any such enforcement action by service upon such share right holder’s counsel in the foreign action as agent for such share right holder. This choice-of-forum provision may limit a share right holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with HCIC, which may discourage such lawsuits. Alternatively, if a court were to find this provision of HCIC’s share right agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, HCIC may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect HCIC’s business, financial condition and results of operations and result in a diversion of the time and resources of HCIC’s management and board of directors. See the section of the Report entitled “Risk Factors — HCIC’s share right agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of HCIC’s share rights, which could limit the ability of share right holders to obtain a favorable judicial forum for disputes with HCIC.”

Dividends

HCIC has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the completion of its initial business combination. The payment of cash dividends in the future will be dependent upon HCIC’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of its initial business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of HCIC’s board of directors at such time. Further, if HCIC incurs any indebtedness, its ability to declare dividends may be limited by restrictive covenants it may agree to in connection therewith.

HCIC’s Transfer Agent and Share Rights Agent

The transfer agent for HCIC’s ordinary shares and share rights agent for HCIC’s share rights is Odyssey Transfer and Trust Company. HCIC has agreed to indemnify Odyssey Transfer and Trust Company in its roles as transfer agent and share rights agent, its agents and each of its shareholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to HCIC and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that it is facilitated by the laws of that other jurisdiction) so as to form a single surviving company.

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve and enter into a written plan of merger or consolidation containing certain prescribed information. That plan of merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of two-thirds in value of the voting shares voted at a general meeting) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdiction; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides certain limited appraisal rights for dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger.

In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a general meeting, or general meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

●	HCIC is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to majority vote have been complied with;

●	the shareholders have been fairly represented at the general meeting in question; the arrangement is such as a businessman would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions. When a tender offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offer may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control or through contractual arrangements of an operating business.

Shareholders’ Suits. Appleby (Cayman) Ltd., HCIC’s Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, HCIC will be the proper plaintiff in any claim based on a breach of duty owed to HCIC, and a claim against (for example) HCIC’s officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

●	a company is acting, or proposing to act, illegally or ultra vires (beyond the scope of its authority);

●	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against HCIC where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities. The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

HCIC has been advised by Appleby (Cayman) Ltd., HCIC’s Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against HCIC judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against HCIC predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner and/or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies. HCIC is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue shares with no par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

HCIC’s Amended and Restated Memorandum and Articles of Association

HCIC’s amended and restated memorandum and articles of association contains provisions designed to provide certain rights and protections relating to its initial public offering that will apply to HCIC until the completion of its initial business combination. These provisions cannot be amended without a special resolution. As a matter of Cayman Islands law, a resolution is deemed to be a special resolution where it has been approved by either (i) the affirmative vote of at least two-thirds (or any higher threshold specified in a company’s articles of association) of a company’s shareholders entitled to vote and so voting at a general meeting, voting together as a single class, for which notice specifying the intention to propose the resolution as a special resolution has been given; or (ii) if so authorized by a company’s articles of association, by a unanimous written resolution of all of the company’s shareholders. HCIC’s amended and restated memorandum and articles of association provide that special resolutions must be approved either by at least two-thirds of HCIC’s shareholders who attend and vote at a general meeting of the company (i.e., the lowest threshold permissible under Cayman Islands law), or by a unanimous written resolution of all of HCIC’s shareholders.

Further, HCIC’s amended and restated memorandum and articles of association provides that a quorum at HCIC’s general meetings will consist of one-third of the ordinary shares entitled to vote at such meeting and present in person or by proxy; provided that a quorum in connection with any meeting that is convened to vote on a business combination or any amendment to HCIC’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of HCIC’s obligation to provide holders of HCIC’s Class A ordinary shares the right to have their shares redeemed in connection with HCIC’s initial business combination or to redeem 100% of HCIC’s public shares if HCIC does not complete its initial business combination within 24 months from the closing of HCIC’s initial public offering or (B) with respect to any other provision relating to the rights of holders of HCIC’s Class A ordinary shares or pre-initial business combination activity shall be a majority of the ordinary shares entitled to vote at such meeting being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy.

HCIC’s initial shareholders and their permitted transferees, who collectively beneficially own 30.1% of HCIC’s ordinary shares (excluding the private placement shares), will participate in any vote to amend HCIC’s amended and restated memorandum and articles of association and will have the discretion to vote in any manner they choose. Specifically, HCIC’s amended and restated memorandum and articles of association provides, among other things, that:

●	if HCIC does not consummate an initial business combination within 24 months from the closing of its initial public offering, HCIC will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to HCIC to pay its permitted withdrawals, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of HCIC’s remaining shareholders and HCIC’s board of directors, liquidate and dissolve, subject in each case to HCIC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law;

●	prior to the completion of HCIC’s initial business combination, HCIC may not issue additional securities (other than the Class A ordinary shares issuable upon conversion of the Class B ordinary shares) that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote as a class with HCIC’s public shares (a) on HCIC’s initial business combination or on any other proposal presented to shareholders prior to or in connection with the completion of an initial business combination or (b) to approve an amendment to HCIC’s amended and restated memorandum and articles of association to (x) extend the time HCIC has to consummate a business combination beyond 24 months from the closing of its initial public offering, or (y) amend the foregoing provisions;

●	although HCIC does not intend to enter into a business combination with a prospective partner business that is affiliated with HCIC’s sponsor, HCIC’s directors or HCIC’s executive officers, HCIC is not prohibited from doing so. In the event HCIC enters into such a transaction, HCIC, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or an independent valuation or accounting firm that such a business combination or transaction is fair to HCIC from a financial point of view;

●	if a shareholder vote on HCIC’s initial business combination is not required by applicable law or stock exchange rule and HCIC does not decide to hold a shareholder vote for business or other reasons, HCIC will offer to redeem HCIC’s public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing HCIC’s initial business combination which contain substantially the same financial and other information about HCIC’s initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act;

●	HCIC’s initial business combination must occur with one or more prospective partner businesses that together have an aggregate fair market value of at least 80% of the fair market value held in the trust account (excluding the amount of deferred underwriting discounts held in trust and taxes payable on the interest earned on the trust account) at the time of signing the agreement to enter into the initial business combination;

●	if HCIC’s shareholders approve an amendment to HCIC’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of HCIC’s obligation to provide holders of HCIC’s Class A ordinary shares the right to have their shares redeemed in connection with HCIC’s initial business combination or to redeem 100% of HCIC’s public shares if HCIC does not complete HCIC’s initial business combination within 24 months from the closing of its initial public offering, or (B) with respect to any other provision relating to the rights of holders of HCIC’s Class A ordinary shares or pre-initial business combination activity, HCIC will provide HCIC’s public shareholders with the opportunity to redeem all or a portion of their ordinary shares upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to HCIC to pay permitted withdrawals, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein;

●	HCIC will not effectuate HCIC’s initial business combination solely with another blank check company or a similar company with nominal operations; and

●	only holders of HCIC’s Class B ordinary shares have the right to vote on appointing or removing directors or continuing HCIC in a jurisdiction outside the Cayman Islands (as further described herein), prior to the consummation of HCIC’s initial business combination.

The Companies Act permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of a special resolution. A company’s articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands exempted company may amend its memorandum and articles of association regardless of whether its memorandum and articles of association provides otherwise. Accordingly, although HCIC could amend any of the provisions relating to HCIC’s proposed offering, structure and business plan which are contained in HCIC’s amended and restated memorandum and articles of association, HCIC views all of these provisions as binding obligations to HCIC’s shareholders and neither HCIC, nor HCIC’s officers or directors, will take any action to amend or waive any of these provisions unless HCIC provides dissenting public shareholders with the opportunity to redeem their public shares.

Anti-Money Laundering — Cayman Islands

If any person resident in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting, that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist and/or proliferation financing or property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (As Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) if the disclosure relates to criminal conduct or money laundering or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands — Privacy Notice

HCIC has certain duties under the Data Protection Act (As Revised) of the Cayman Islands and any regulations, codes of practice or orders promulgated pursuant thereto (the “DPA”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts HCIC’s shareholders on notice that through a HCIC shareholder’s investment in the company such HCIC shareholder will provide HCIC with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”).

In the following discussion, the “company” refers to HCIC and its affiliates and/or delegates, and “you” or “your” refer to a HCIC shareholder, except where the context requires otherwise.

Investor Data

HCIC will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. HCIC will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct its activities on an ongoing basis or to comply with legal and regulatory obligations to which HCIC is subject. HCIC will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In HCIC’s use of this personal data, HCIC will be characterized as a “data controller” for the purposes of the DPA, while HCIC’s affiliates and service providers who may receive this personal data from HCIC in the conduct of HCIC’s activities may either act as HCIC’s “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to HCIC.

HCIC may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides HCIC with personal data on individuals connected to you for any reason in relation to your investment in the Company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use Your Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

(i) where this is necessary for the performance of HCIC’s rights and obligations under any purchase agreements;

(ii) where this is necessary for compliance with a legal and regulatory obligation to which HCIC is subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

(iii) where this is necessary for the purposes of HCIC’s legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should HCIC wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), HCIC will contact you.

Why HCIC May Transfer Your Personal Data

In certain circumstances, HCIC may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

HCIC anticipates disclosing personal data to persons who provide services to HCIC and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on HCIC’s behalf.

The Data Protection Measures HCIC Takes

Any transfer of personal data by HCIC or its duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

HCIC and its duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of or damage to, personal data.

HCIC shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

If you consider that your personal data has not been handled correctly, or you are not satisfied with the company’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Certain Anti-Takeover Provisions of HCIC’s Amended and Restated Memorandum and Articles of Association

HCIC’s authorized but unissued Class A ordinary shares and preference shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A ordinary shares and preference shares could render more difficult or discourage an attempt to obtain control of HCIC by means of a proxy contest, tender offer, merger or otherwise.

Securities Eligible for Future Sale

HCIC has 24,821,000 Class A ordinary shares outstanding. Of these shares, the 24,150,000 Class A ordinary shares sold in HCIC’s initial public offering are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of HCIC’s affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 10,692,515 founder shares and all 671,000 private placement units and their underlying securities are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering, and are subject to transfer restrictions.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted ordinary shares or share rights for at least six months would be entitled to sell their securities provided that: (1) such person is not deemed to have been one of HCIC’s affiliates at the time of, or at any time during the three months preceding, a sale; and (2) HCIC is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as HCIC required to file reports) preceding the sale.

Persons who have beneficially owned restricted ordinary shares or share rights for at least six months but who are HCIC’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of Class A ordinary shares then outstanding, which equals 248,210 shares;

●	the average weekly reported trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by HCIC’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about HCIC.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than a business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, HCIC’s initial shareholders will be able to sell their founder shares and HCIC’s sponsor will be able to sell its private placement units, as applicable, pursuant to Rule 144 without registration one year after HCIC has completed its initial business combination.

Registration Rights

The holders of the founder shares (and the Class A ordinary shares issuable upon conversion of the founder shares), private placement units (and the private placement shares and private placement rights underlying such private placement units and the Class A ordinary shares underlying such private placement rights) and private placement units that may be issued upon conversion of working capital loans (and any private placement shares and private placement rights underlying such private placement units and the Class A ordinary shares underlying such private placement rights) and their permitted transferees will be entitled to registration rights pursuant to a registration rights agreement dated February 4, 2026, requiring HCIC to register such securities for resale (in the case of the founder shares, only after conversion to Class A ordinary shares). The holders of these securities, having at least $25 million in the aggregate, will collectively be entitled to demand, excluding short form registration demands, that HCIC register such securities. The holders of these securities, having at least $25 million in the aggregate, will be entitled to make up to three demands for underwritten offerings, excluding short form demands, that HCIC register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to HCIC’s completion of its initial business combination and rights to require HCIC to register for resale such securities pursuant to Rule 415 under the Securities Act. HCIC will bear the expenses incurred in connection with the filing of any such registration statements. Pursuant to such registration rights agreement, HCIC has agreed that, within 30 days after the consummation of an initial business combination, HCIC will file with the SEC a registration statement registering the resale or other disposition of such securities. HCIC will use its reasonable best efforts to cause such registration statement to become effective by the SEC as soon as reasonably practicable after the initial filing of the registration statement.

Listing of Securities

HCIC’s units, Class A ordinary shares and share rights are each traded on the Nasdaq Global Market under the symbols “HCICU,” “HCIC” and “HCICR,” respectively.